Exhibit (a)(v)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM CANADA, AUSTRALIA, JAPAN, THE EUROPEAN ECONOMIC AREA OR THE UNITED KINGDOM OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Amendment No. 2

of May 22, 2017

to the Offer Prospectus of the Public Exchange and Cash Offer

by

Cardiac Monitoring Holding Company, LLC, Malvern, Pennsylvania, United States of America (Domicile: Wilmington, Delaware, United States of America)

for

all publicly held registered shares of LifeWatch AG, Zug, Switzerland with a nominal value of Swiss Francs (“CHF”) 1.30 each

Financial Advisor	Financial Advisor and Offer Manager

RAYMOND JAMES	CREDIT SUISSE

		Securities No.	ISIN	Ticker Symbol
LifeWatch Shares (not tendered) (ordinary trading line)		1 281 545	CH 001 281545 9	LIFE
LifeWatch Shares tendered for Main Offer Consideration				—
•	Subject to Israeli withholding tax (fourth line, not tradeable)	36 437 082	CH 036 437082 2	—
•	Not subject to Israeli withholding tax (fifth line, not tradeable)	36 437 083	CH 036 437083 0	—
LifeWatch Shares tendered for Alternative Offer Consideration				—
•	Subject to Israeli withholding tax (sixth line, not tradeable)	36 437 084	CH 036 437084 8	—
•	Not subject to Israeli withholding tax (seventh line, not tradeable)	36 437 081	CH 036 437081 4	—
Shares of BioTelemetry Common Stock		22 042 825	US 090 672 106 5	BEAT

On April 24, 2017, BioTelemetry, Inc. (“BioTelemetry”) and Cardiac Monitoring Holding Company LLC (the “Offeror”) published an offer prospectus (the “Offer Prospectus”) of the public exchange and cash offer for all publicly held registered shares of LifeWatch AG, Zug, Switzerland (“LifeWatch”) with a nominal value of CHF 1.30 each (the “Offer”).

On May 9, 2017 the Offeror published an amendment to the Offer Prospectus, announcing therewith that the Offer conditions (j) (“Tax Ruling from the ITA”) and (b) (“Merger Control and other Approvals”) as set forth in Section B.9.1 (“Offer Conditions”) of the Offer Prospectus have been fulfilled.

On May 22, 2017, the Swiss Takeover Board (the “TOB”) granted an extension of the main offer period of the Offer for additional five trading days, i.e. until May 31, 2017, 4:00 p.m. CEST.

Based on the above, the Offer Prospectus is amended as follows:

“B.7.                  Main Offer Period

The main offer period of ten (10) Trading Days will run from May 10, 2017 to May 31, 2017, 4:00 p.m. CEST (the “Main Offer Period”).

…”

“B.8.                   Additional Acceptance Period

After the expiration of the (possibly extended) Main Offer Period and if the Offer is declared successful (zustandegekommen), there will be an additional acceptance period of ten (10) Trading Days for the subsequent acceptance of the Offer (the “Additional Acceptance Period”). If the Main Offer Period is not extended, the Additional Acceptance Period is expected to begin on June 8, 2017 and to end at 4:00 p.m. CEST, June 21, 2017.

…”

“L.                            INDICATIVE TIMETABLE

April 24, 2017	Publication of Offer Prospectus

April 25, 2017	Start of Cooling-Off Period

May 9, 2017	End of Cooling-Off Period

May 10, 2017	Start of Main Offer Period

May 31, 2017, 4:00 p.m. CEST†	End of Main Offer Period

June 1, 2017†	Provisional notice of the interim results of the Offer

June 7, 2017†	Definitive notice of the interim results of the Offer

June 8, 2017†	Start of the Additional Acceptance Period

June 21, 2017 4:00 p.m. CEST†	End of the Additional Acceptance Period

June 22, 2017†	Provisional notice of the end results of the Offer

June 27, 2017†	Definitive notice of the end results of the Offer

July 5, 2017†	Settlement Date of the Offer

† The Offeror reserves the right to extend the Main Offer Period pursuant to Section B.7 (“Main Offer Period”) once or several times with the prior approval of the TOB, in which case the above dates will be deferred accordingly. In addition, the Offeror reserves the right to postpone the Settlement pursuant to Section B.9 (“Offer Conditions, Waiver of Offer Conditions and Period for which the Offer Conditions are in Force and Effect”).”

REPORT OF THE REVIEW BODY

On May 22, 2017 the review body of the Offer, BDO Ltd, has issued the following report pursuant to art. 128 FMIA:

“As a review body recognized according to the FMIA to review public takeover offers, we have reviewed the second amendment of the Offer Prospectus (the “Amendment 2”).

The preparation of the Amendment 2 is the responsibility of the Offeror. Our responsibility is to express an opinion on the Amendment 2 based on our review. We confirm that we comply with the independence requirements provided by takeover law.

We have not encountered any facts from which we had to infer that:

1.              the Amendment 2 is not complete and accurate;

2.              the Amendment 2 is not in accordance with the FMIA and its ordinances.

In addition, we confirm our opinion expressed in the report of April 24, 2017 that:

1.              the Offeror has taken the necessary measures in order for the required funds and the shares offered in exchange to be available on the settlement date;

2.              the provisions governing change of control offers, in particular those governing the minimum price, have been observed; and

we have not encountered any facts from which we had to infer that:

3.              the recipients of the Offer are not treated equally;

4.              the Offer Prospectus is not in accordance with the FMIA and its ordinances.

This report is neither a recommendation for the acceptance or rejection of the Offer nor a confirmation (Fairness Opinion) regarding the financial appropriateness of the Offer price.

Zurich, May 22, 2017

BDO Ltd

Edgar Wohlhauser	Marcel Jans

Partner	Partner”

OFFER RESTRICTIONS

General

The public tender offer described in this Offer Prospectus is not being and will not be made, directly or indirectly, in any country or jurisdiction in which it would be considered unlawful or otherwise violate any applicable laws or regulations, or which would require BioTelemetry or any of its subsidiaries, including the Offeror (each direct or indirect subsidiary of BioTelemetry or of LifeWatch hereinafter a “Subsidiary”), to change or amend the terms or conditions of the Offer in any material way, to make an additional filing with any governmental, regulatory or other authority or take additional action in relation to the Offer. It is not intended to extend the Offer to any such country or jurisdiction. Any such documents relating to the Offer must neither be distributed in any such country or jurisdiction nor be sent into such country or jurisdiction, and must not be used for the purpose of soliciting the purchase of securities of LifeWatch by any person or entity resident or incorporated in any such country or jurisdiction.

Notwithstanding the foregoing, the Offeror reserves the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable laws and regulations. The availability of the Offer to persons not resident in Switzerland may be affected by the laws and regulations of the relevant jurisdiction. Persons who are not resident in Switzerland should inform themselves about and observe any applicable requirements.

United States

The Offer is made for the securities of a non-United States (“U.S.”) company. The Offer is subject to the disclosure and procedural requirements of Switzerland, which are different from those of the U.S.

It may be difficult for U.S. holders to enforce their rights and any claim arising out of U.S. federal securities laws, since LifeWatch is located in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The receipt of cash and stock consideration in the Offer by a U.S. shareholder will generally be a taxable transaction for U.S. federal, state and local income tax purposes. Each U.S. shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

BioTelemetry and any of its Subsidiaries and any advisor, broker or financial institution acting as an agent or for the account or benefit of BioTelemetry or the Offeror may, subject to applicable Swiss securities laws, rules and regulations, make certain purchases of, or arrangements to purchase, LifeWatch Shares from shareholders of LifeWatch who are willing to sell their LifeWatch Shares outside the Offer from time to time, including purchases in the open market at prevailing prices or in private transactions at negotiated prices. The Offeror will disclose promptly any information regarding such purchases of LifeWatch Shares in Switzerland through the electronic media and/or the stock exchange and in the U.S. by means of a press release, if and to the extent required under applicable laws, rules and regulations in Switzerland.

Securities may not be offered or sold in the U.S. absent registration or an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Offer is subject to a Tier I exemption pursuant to Rule 14d-1(c) of the U.S. Securities Exchange Act of 1934, as amended, and the issuance of BioTelemetry Common Stock in connection therewith will be exempt from registration under the Securities Act, pursuant to Rule 802 thereof. If the Offer is completed, for purposes of U.S. securities law, LifeWatch Shares that are unrestricted will be exchanged for shares of BioTelemetry Common Stock that are unrestricted; however, LifeWatch Shares that are restricted will be exchanged for shares of BioTelemetry Common Stock that are restricted. Generally, if you acquired your LifeWatch Shares in open market transactions or in an underwritten public offering you will receive shares of BioTelemetry Common Stock that are unrestricted. If, however, you are an affiliate of LifeWatch, you should consult your legal advisor to determine whether your shares are subject to any such restriction. (An affiliate is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The Securities and Exchange Commission (“SEC”) views a person’s status as an officer, director or 10% shareholder as a fact that must be considered when determining whether such person is an affiliate.) Restricted shares cannot be resold in the United States without registration or an exemption therefrom under the Securities Act.

Neither the SEC nor any securities commission of any State of the U.S. has (a) approved or disapproved of the Offer, (b) passed upon the merits or fairness of the Offer, or (c) passed upon the adequacy or accuracy of the disclosure in this Offer Prospectus. Any representation to the contrary is a criminal offence in the U.S.

United Kingdom

The materials relating to the Offer are to be directed only at persons in the United Kingdom (the “U.K.”) who (a) have professional experience in matters relating to investments, (b) fall within article 49 (2) (a) to (d) (“high net worth entities, unincorporated associations, etc.”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or (c) to whom they may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). In the U.K., this Offer Prospectus and any other documents or materials relating to the Offer are not to be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Offer Prospectus or any documents or materials relating to the Offer relate is available only to relevant persons and will be engaged in only with relevant persons.

Australia, Canada, Japan

The Offer is not addressed to the shareholders of LifeWatch whose place of residence, seat or habitual abode is in Australia, Canada or Japan, and such shareholders may not accept the Offer.

European Economic Area

The Offer described in this Prospectus is only being made within the European Economic Area (the “EEA”) pursuant to an exception under Directive 2003/71/EC (as amended and together with any applicable adopting or amending measures in any relevant member state, the “Prospectus Directive”), as implemented in each state of the EEA (each a “relevant member state”), from the requirement to publish a prospectus that has been approved by the competent authority in that relevant member state and published in accordance with the Prospectus Directive as implemented in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive. Accordingly, in the EEA, the Offer and documents or other materials in relation to the Offer and the BioTelemetry Common Stock are only addressed to, and are only directed at, (i) qualified investors (“qualified investors”) in the member state within the meaning of article 2(1) (e) of the Prospectus Directive, as adopted in the relevant member state, and (ii) persons who hold, and will tender, the equivalent of at least Euro (“EUR”) 100,000 worth of LifeWatch Shares in exchange for the receipt of BioTelemetry Common Stock (collectively “permitted participants”). This Offer Prospectus and the documents and other materials in relation to the Offer may not be acted or relied upon by persons in the EEA who are not permitted participants, and each shareholder of LifeWatch seeking to participate in the Offer that is resident in the EEA will be deemed to have represented and agreed that it is a qualified investor or that it is tendering the equivalent of EUR 100,000 worth of LifeWatch Shares in exchange for BioTelemetry Common Stock.